Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier/Crystal Warner
Maier & Company, Inc.
(310) 442-9852

KEYSTONE AUTOMOTIVE INDUSTRIES

REPORTS RECORD FISCAL 2007 YEAR-END RESULTS

—Operating Income Climbs 33.6 Percent for Fourth Quarter; Same Store Sales 11.2 Percent—

POMONA, CA – May 24, 2007 –Keystone Automotive Industries, Inc. (Nasdaq Global Market: KEYS) today reported record earnings and sales for its fiscal 2007 fourth quarter and year ended March 30, 2007, supported by continued market share growth for quality alternative automotive replacement parts.

Net income for the fiscal fourth quarter climbed 51.1 percent to $11.4 million, or $0.69 per diluted share, from $7.6 million, or $0.46 per diluted share, a year ago. Net income for the fiscal 2007 fourth quarter included one-time gains of approximately $886,000, or $0.05 per diluted share, related to insurance recoveries for prior-year property loss claims and the company’s portion of an antitrust lawsuit settlement concerning automotive refinishing paint pricing between January 1, 1993 and December 31, 2000. Operating income increased 33.6 percent to $17.1 million from $12.8 million a year ago. Operating margin was 8.5 percent compared with 7.1 percent a year earlier. Net sales for the fiscal fourth quarter climbed 11.3 percent to $200.2 million from $179.9 million last year. Same store sales growth for the fourth quarter was 11.2 percent.

Net income for the full fiscal year climbed 36.2 percent to $30.3 million, or $1.84 per diluted share, from $22.3 million, or $1.38 per diluted share, a year ago. Operating income for the same period increased 33.9 percent to $47.6 million from $35.6 million a year ago, with operating margin 6.7 percent compared with 5.7 percent a year ago. Net sales for fiscal 2007 climbed 13.6 percent to $714.0 million from $628.3 million last year. Same store sales growth for the full fiscal year was 11.1 percent.

Gross margin for the fiscal fourth quarter was 45.2 percent compared with 45.6 percent last year. For the full fiscal year, gross margin was 44.6 percent compared with 44.9 percent. The company is continuing initiatives to enhance its in-stock availability of parts across the company’s network through the implementation of a cross-dock logistics strategy. As a result of this strategic initiative, certain operating expenses have been shifted from selling and distribution costs on the income statement to cost of sales.

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Keystone Automotive Industries, Inc.

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“The company’s record financial performance for fiscal 2007 highlights the benefits of ongoing organizational and strategic initiatives our team is implementing to improve parts availability throughout the country,” said Rick Keister, president and chief executive officer.

He noted that the company’s start-up bumper remanufacturing operation in Mexico is proceeding on schedule, with an overall negative after-tax impact of approximately $128,000 for the quarter and $799,000 for the full-year.

Keister indicated that lights, bumpers and crash parts contributed more than 69.0 percent of total sales for the fiscal year, with light sales climbing 21.6 percent, bumpers 13.9 percent and crash parts 14.2 percent compared with the prior year.

He noted that the continuing International Trade Commission investigation with respect to the importation and sale of certain aftermarket collision replacement parts for the Ford Motor Company’s F-150 truck is progressing. Recent developments include a previously announced decision by the International Trade Commission to extend the target date to June 6, 2007 from May 4, 2007 for its decision on remedy, bonding and the public interest. The Commission took this action to consider a motion from the company and the other respondents to review the initial determination of the administrative law judge in such investigation. The Commission’s action was taken in light of a recent United States Supreme Court decision, KSR International Co. v. Teleflex Inc., which addressed claims of obviousness in patent law and which may have potential implications relative to the Ford ITC matter.

He noted that fiscal fourth quarter results were not significantly impacted by legal fees associated with the ongoing legal dispute discussed above. However, full-year results included approximately $1.3 million in additional legal fees, primarily due to costs associated with the ITC case.

Teleconference

Rick Keister, president and chief executive officer, and Jeff Gray, chief financial officer, will host an investor conference call today at 9:00 a.m. Pacific Time to discuss the company’s financial results and operations for the fiscal fourth quarter. The call will be open to all interested investors through a live audio broadcast by calling (877) 440-9648 (domestic) or (706) 679-0668 (international) with call ID number 9410597. For those who are not available to listen to the live broadcast, the call will be archived for two weeks on Keystone’s website. A telephone playback of the conference call will also be available from 10:00 a.m. Pacific time Thursday, May 24 through 9:00 p.m. Tuesday, May 29 by calling (800) 642-1687 (domestic) or (706) 645-9291 (international) and using access code: 9410597.

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Keystone Automotive Industries, Inc.

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About Keystone

Keystone Automotive Industries, Inc. distributes its products primarily to collision repair shops through its 137 distribution facilities, of which 22 serve as regional hubs, located in 39 states and Canada. Its product lines consist of automotive body parts, bumpers, and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. These products are sold to more than 25,000 repair shops throughout the United States and Canada.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting the company will be those anticipated by the company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors, including but not limited to the ultimate disposition of the International Trade Commission investigation and its impact on the company; the ability to achieve the initiatives in place for fiscal 2008; the impact of increased competition and the aggressive actions being taken by certain car manufacturers to negatively impact the aftermarket collision replacement parts industry, including patenting vehicle parts sold by the aftermarket, instituting litigation relating to alleged trademark violations and lobbying state legislatures to adopt legislation favoring the OEM’s; the impact on the company as a result of actions which have been, or in the future may be, taken by insurance companies with respect to the use of aftermarket products in the repair of vehicles; the pending matter before the ITC, and the associated costs of litigation. Reference is also specifically made to the “Risk Factors” section set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) for the fiscal year ended March 31, 2007 and in Part II, Item 1A of its Form 10-Qs filed with the SEC thereafter for additional information on the risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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(Tables follow)

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended March 30, 2007	Thirteen Weeks Ended March 31, 2006	Fifty-two Weeks Ended March 30, 2007	Fifty-two Weeks Ended March 31, 2006
Net Sales	200,186	179,939	713,955	628,328

Cost of Sales	109,607	97,914	395,338	346,362

Gross Profit	90,579	82,025	318,617	281,966

Operating Expenses:
Selling & Distribution	52,816	54,171	199,749	189,665
General & Administrative	20,669	15,056	71,238	56,732

Operating Income	17,094	12,798	47,630	35,569

Other Income	1,907	255	2,936	2,243
Interest Expense	(18)	(304)	(299)	(770)

Income Before Income Taxes	18,983	12,749	50,267	37,042

Income Taxes	7,554	5,186	19,943	14,784

Net Income	$11,429	$7,563	$30,324	$22,258

Per Common Share Income
Basic:	$0.70	$0.47	$1.86	$1.39

Diluted:	$0.69	$0.46	$1.84	$1.38

Weighted average common shares outstanding:
Basic:	16,336	16,157	16,276	16,000

Diluted:	16,499	16,311	16,450	16,095

Note: The preliminary condensed consolidated statements of income have been prepared on a basis consistent with the company’s previously prepared statements of income filed with the Securities and Exchange Commission for its prior quarter and annual reports, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 30, 2007	March 31, 2006
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$20,593	$4,733
Accounts receivable, net of allowance of $843 in 2007 and $935 in 2006	65,154	56,774
Inventories, primarily finished goods	133,877	128,458
Other current assets	19,075	17,137

Total current assets	238,699	207,102
Plant, property and equipment, net	39,056	33,713
Goodwill	39,568	39,369
Other intangibles, net of accumulated amortization of $1,932 in 2007 and $1,544 in 2006	1,017	1,402
Other assets	8,640	7,107

Total assets	$326,980	$288,693

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Credit facility	$—	$9,544
Accounts payable	36,053	35,310
Accrued liabilities	27,209	19,519

Total current liabilities	63,262	64,373
Other long-term liabilities	3,687	1,373
Commitments and contingencies	—	—
Shareholders’ Equity:
Preferred stock, no par value:
Authorized shares—3,000
None issued and outstanding	—	—
Common stock, no par value:
Authorized shares—50,000
Issued and outstanding shares 16,356 in 2007 and 16,269 in 2006, at stated value	101,686	97,956

Restricted stock	—	1,154
Additional paid-in capital	14,975	10,470
Retained earnings	143,683	113,359
Accumulated other comprehensive income	(313)	8

Total shareholders’ equity	260,031	222,947
Total liabilities and shareholders’ equity	$326,980	$288,693

Note: The preliminary condensed consolidated balance sheets have been prepared on a basis consistent with the company’s previously prepared balance sheets filed with the Securities and Exchange Commission for its prior quarter and annual reports, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.